Exhibit 99.1

J. Michael Luttig to Retire from Boeing at Year End

CHICAGO, December 26, 2019 / PR Newswire / — The Boeing Company (NYSE: BA) announced today that J. Michael Luttig, 65, valued Counselor and Senior Advisor to the Boeing Board of Directors, has informed the Board of his long-considered retirement at year end.

Luttig, who served as Boeing’s General Counsel from 2006 until assuming his current responsibilities in May 2019, has been managing legal matters associated with the Lion Air Flight 610 and Ethiopian Airlines Flight 302 accidents, and advising the Board on strategic matters.

“Judge Luttig is one of the finest legal minds in the Nation and he has expertly and tirelessly guided our company as General Counsel, Counselor, and Senior Advisor,” said Interim Boeing President and CEO Greg Smith. “We are deeply indebted to Judge Luttig for his extraordinary service to Boeing over these nearly 14 years, especially through this past, challenging year for our company,” said Smith. “The Board and I will always be grateful for the Judge’s remarkable service to The Boeing Company – and I will personally always be grateful for his friendship.”

Luttig joined Boeing after serving 15 years on the U.S. Court of Appeals for the Fourth Circuit. Prior to his appointment to the Federal Bench, Luttig served as Assistant Attorney General and Counselor to the Attorney General of the United States. Luttig worked at The White House from 1981-82 under President Ronald Reagan. From 1982 to 1985, he served as a law clerk to then-Judge Antonin Scalia of the United States Court of Appeals for the District of Columbia Circuit and thereafter as a law clerk and then as Special Assistant to the Chief Justice of the United States.

“It has been an honor to serve as Boeing’s General Counsel and as Counselor and Senior Advisor to the Boeing Board of Directors,” said Luttig. “I will be eternally grateful to The Boeing Company, to the Boeing Board of Directors, to CEOs Dennis Muilenburg and Jim McNerney, and to former Lead Director Ken Duberstein for the opportunity and the privilege to serve this great company and the extraordinary men and women who, together, are The Boeing Company. My respect and admiration for these very special men and women – whom I am proud to call my friends — and for The Boeing Company, is endless.”

Boeing is the world’s largest aerospace company and leading provider of commercial airplanes, defense, space and security systems, and global services. As the top U.S. exporter, the company supports commercial and government customers in more than 150 countries. Boeing employs more than 150,000 people worldwide and leverages the talents of a global supplier base. Building on a legacy of aerospace leadership, Boeing continues to lead in technology and innovation, deliver for its customers and invest in its people and future growth.

Contact: Boeing Communications 312-544-2002 media@boeing.com

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